Exhibit 23

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 24, 2006 accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the 2005 Annual Report of National Penn Bancshares, Inc. and subsidiaries on Form10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said reports in the Registration Statements of National Penn Bancshares, Inc. on Forms S-3 (File No. 333-88536, effective May 17, 2002; File No. 333-87549, effective September 22, 1999 as amended on May 17, 2002; File No.333-04729, effective May 30, 1996, as amended on September 22, 1999; File No. 033-86094, effective November 7, 1994) and on Forms S-8 (File No. 333-131620, effective February 2, 2006; File No. 333-125086, effective May 5, 2005; File No. 333-116767, effective June 23, 2004; File No. 333-11375, File No. 333-11376 and File No. 333-11377, effective December 19, 2003; File No. 333-103616 and File No. 333-103617 effective March 5, 2003; File No. 333-75730, effective December 21, 2001 as amended on January 7, 2002, File No. 333-60096, effective May 3, 2001, File No. 333-54520 and File No. 333-54556, effective on January 29, 2001; File No. 333-71391, effective January 29, 1999; File No. 333-27101, File No. 333-27103, and File No. 333-27059, effective May 14, 1997; File No. 33-91630, effective April 27, 1995; File No. 33-87654, effective December 22, 1994).

/s/ Grant Thornton LLP
GRANT THORNTON LLP
Philadelphia, Pennsylvania
February 24, 2006